Exhibit (g)(1)

INVESTMENT MANAGEMENT AGREEMENT

AGREEMENT made this ___ day of ______, 201_ between VAN ECK ASSOCIATES CORPORATION, a corporation organized under the laws of the State of Delaware and having its principal place of business in New York, New York (the “Adviser”), and VanEck COASTland Online Finance FUND, a Delaware statutory trust having its principal place of business in New York, New York (the “Trust”).

WHEREAS, the Trust is engaged in business as a closed-end investment company and is so registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Adviser is engaged principally in the business of rendering investment management services and is registered under the Investment Advisers Act of 1940; and

WHEREAS, the Trust desires to retain the Adviser to render investment advisory and related administrative services hereunder and with respect to which the Adviser is willing so to do;

NOW, THEREFORE, WITNESSETH: That it is hereby agreed between the parties hereto as follows:

1.	APPOINTMENT OF ADVISER.

The Trust hereby appoints the Adviser to act as investment adviser and administrator to the Trust for the period and on the terms herein set forth. The Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2.	DUTIES OF ADVISER.

The Adviser, at its own expense, shall furnish the following services and facilities to the Trust:

(a)	Investment Program.

The Adviser will (i) furnish continuously an investment program for the Trust, (ii) determine (subject to the overall supervision and review of the Board of Trustees of the Trust) what investments shall be purchased, held, sold or exchanged and what portion, if any, of the assets of the Trust shall be held uninvested, and (iii) make changes on behalf of the Trust in the investments. The Adviser also will manage, supervise and conduct such other affairs and business of the Trust and matters incidental thereto, as the Adviser and the Trust agree, subject always to the control of the Board of Trustees of the Trust and to the provisions of the Declaration of Trust of the Trust (such Declaration of Trust, as in effect on the date hereof and as amended from time to time, is herein called the “Declaration of Trust”), the By-Laws of the Trust (such By-Laws, as in effect on the date hereof and as amended from time to time, are herein called the “By-Laws”), the 1940 Act and the rules and regulations thereunder, the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), relating to regulated investment companies and all rules and regulations thereunder, and all other applicable federal and state laws and regulations.

Subject to the prior approval of a majority of the members of the Board of Trustees of the Trust, including a majority of the Board of Trustees of the Trust who are not “interested persons” and, to the extent required by applicable law, by the shareholders of the Trust, the Adviser may, through a subadvisory agreement or other arrangement, delegate to a subadviser any of the duties enumerated in this Agreement, including the management of all or a portion of the assets being managed. Subject to the prior approval of a majority of the members of the Board of Trustees of the Trust, including a majority of the Board of Trustees of the Trust who are not “interested persons” and, to the extent required by applicable law, by

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the shareholders of the Trust, the Adviser may adjust such duties, the portion of assets being managed, and the fees to be paid by the Adviser to such subadviser; provided, that in each case the Adviser will continue to oversee the services provided by such company or employees and any such delegation will not relieve the Adviser of any of its obligations under this Agreement.

(b)	Administrative Services.

The Adviser, at the Trust’s expense, shall provide or arrange for the following services for the Trust:

(1)	Prepare periodic audited financial statements;

(2)	Supply various statistical and other data as requested by the Board of Trustees of the Trust on an ongoing basis;

(3)	Prepare for execution and file the Federal, state, local and foreign tax returns and reports of the Trust as required by applicable law;

(4)	Prepare and file with the Securities and Exchange Commission (“SEC”) the Trust’s annual, semi-annual and quarterly shareholder reports and other required filings;

(5)	Prepare and file registration statements and other documents with the SEC and other federal and state or other regulatory authorities, securities exchanges and self-regulatory organizations as may be required to register the shares of the Trust, maintain the listing of the shares of the Trust that are listed for trading on a securities exchange, as applicable, and qualify the Trust to do business or as otherwise required by applicable law;

(6)	Prepare, file and arrange for the distribution of proxy materials and periodic reports to financial intermediaries who hold shares of the Trust in nominee name or shareholders of the Trust as required by applicable law and/or as agreed to with such financial intermediary or shareholder, as applicable;

(7)	Monitor the Trust’s status as a regulated investment company under Subchapter M of the Code;

(8)	Maintain the Trust’s fidelity bond as required by the 1940 Act;

(9)	Prepare materials for and record the proceedings of, in conjunction with the officers of the Trust, the meetings of the Trust’s Board of Trustees;

(10)	Prepare any other regulatory reports to and for any federal, local or state agency as may be required; and

(11)	Provide, or cause a third party to provide, the Trust with administrative services to shareholders, including the maintenance of a shareholder information telephone number; the provision of certain statistical information and performance of the Trust; an internet website; and maintenance of privacy protection systems and procedures.

In carrying out its duties hereunder, as well as any other activities undertaken on behalf of the Trust pursuant to this Agreement, the Adviser shall at all times be subject to the control and direction of the Board of Trustees of the Trust.

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(c)	Office Space and Facilities.

The Adviser will arrange to furnish the Trust office space in the offices of the Adviser, or in such other place or places as may be agreed upon from time to time, and all necessary office facilities, simple business equipment, supplies, utilities and telephone service required for managing the investments of the Trust.

(d)	Personnel.

The Adviser shall provide executive and clerical personnel for managing the investments of the Trust, and shall compensate officers and Trustees of the Trust if such persons are also employees of the Adviser or its affiliates, except as otherwise provided herein.

(e)	Portfolio Transactions.

The Adviser shall place all orders for the purchase and sale of portfolio securities for the account of the Trust with brokers or dealers selected by the Adviser, although the Trust will pay the actual brokerage commissions on portfolio transactions in accordance with Paragraph 3. In executing portfolio transactions and selecting brokers or dealers, the Adviser will use its best efforts to seek on behalf of the Trust the best overall terms available. In assessing the best overall terms available for any transaction, the Adviser shall consider all factors it deems relevant, including, without limitation, the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any (for the specific transaction and on a continuing basis). In evaluating the best overall terms available, and in selecting the broker or dealer to execute a particular transaction, the Adviser may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) provided to the Trust and/or the other accounts over which the Adviser or an affiliate of the Adviser exercises investment discretion. The Adviser is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of that particular transaction or in terms of all of the accounts over which investment discretion is so exercised by the Adviser or its affiliates. Nothing in this Agreement shall preclude the combining of orders for the sale or purchase of securities or other investments with other accounts managed by the Adviser or its affiliates provided that the Adviser does not favor any account over any other account and provided that any purchase or sale orders executed contemporaneously shall be allocated in a manner the Adviser deems equitable among the accounts involved.

(f)	Books and Records.

The Adviser agrees to maintain, in the form and for the period required by Rule 31a-2 under the 1940 Act or such longer period as the Trust may direct, all records relating to the Adviser’s services under this Agreement and the Trust’s investments made by the Adviser as are required by Section 31 under the 1940 Act, and rules and regulations thereunder, and by other applicable legal provisions, including the Advisers Act, the 1934 Act, the Commodities Exchange Act, and rules and regulations thereunder, and the Trust’s compliance policies and procedures, and to preserve such records for the periods and in the manner required by that Section, and those rules, regulations, legal provisions and compliance policies and procedures. In compliance with the requirements of Rule 31a-3 under the 1940 Act, any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the 1940 Act which are prepared or maintained by the Adviser on behalf of the Trust are the

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property of the Trust and shall be surrendered promptly to the Trust on request.

(g)	Right to Receive Advice.

(i)	Advice of Counsel. If the Adviser or the Trust shall be in doubt as to any question of law involved in any action to be taken or omitted by the Adviser, it may request advice at the Trust’s cost from counsel of its own choosing (who may be counsel for the Adviser or the Trust, at the option of the Adviser).

(ii)	Protection of the Adviser. The Adviser shall be protected in any action or inaction which it takes in reliance on any directions or advice received pursuant to subsection (i) of this paragraph which the Adviser, after receipt of any such directions or advice in good faith believes to be consistent with such directions or advice as the case may be. However, nothing in this paragraph shall be construed as imposing upon the Adviser any obligation (a) to seek such directions or advice or (b) to act in accordance with such directions or advice when received. Nothing in this subsection shall excuse the Adviser when an action or omission on the part of the Adviser constitutes willful misfeasance, bad faith, gross negligence or reckless disregard by the Adviser of its duties under this Agreement.

3.	EXPENSES OF THE TRUST.

(a)	Expenses Borne by Adviser.

In connection with the services rendered by the Adviser under this Agreement, the Adviser will bear all of the following expenses:

(i)	The salaries and expenses of all personnel of the Trust and the Adviser, except the fees and expenses of Trustees who are not interested persons of the Adviser or of the Trust; and

(ii)	All expenses incurred by the Adviser in connection with managing the investment operations of the Trust other than those assumed by the Trust or administrator of the Trust or other third party under a separate agreement.

(b)	Expenses Borne by Trust.

The Adviser shall not bear the responsibility for or expenses associated with operational or administrative services on behalf of the Trust not expressly assumed by the Adviser hereunder. The expenses to be borne by the Trust include, without limitation:

(i)	charges and expenses of any registrar, stock, transfer or dividend disbursing agent, custodian, depository or other agent appointed by the Trust for the safekeeping of its cash, portfolio securities and other property;

(ii)	general operational and administrative costs, such as the costs of calculating the Trust’s net asset value, the preparation of the Trust’s tax filings with relevant authorities and of compliance with any and all regulatory authorities;
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(iii)	charges and expenses of auditors and outside accountants;

(iv)	brokerage commissions for transactions in the portfolio securities of the Trust;

(v)	all taxes, including issuance and transfer taxes, and corporate fees payable by the Trust to Federal, state or other U.S. or foreign governmental agencies;

(vi)	litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of the Trust’s business;

(vii)	the cost of stock certificates representing shares of the Trust, if any;

(viii)	expenses involved in registering and maintaining registrations of the Trust and of its shares with the SEC and various states and other jurisdictions, if applicable;

(ix)	all expenses of shareholders’ and Trustees’ meetings, including meetings of committees, and of preparing, setting in type, printing and mailing proxy statements, quarterly reports, semi-annual reports, annual reports and other communications to shareholders;

(x)	all expenses of preparing and setting in type offering documents, and expenses of printing and mailing the same to shareholders (but not expenses of printing and mailing of offering documents and literature used for any promotional purposes);

(xi)	compensation and travel expenses of Trustees who are not “interested persons” of the Adviser within the meaning of the 1940 Act;

(xii)	the expense of furnishing, or causing to be furnished, to each shareholder statements of account;

(xiii)	charges and expenses of legal counsel in connection with matters relating to the Trust, including, without limitation, legal services rendered in connection with the Trust’s corporate and financial structure, day to day legal affairs of the Trust and relations with its shareholders, issuance of Trust shares, and registration and qualification of securities under Federal, state and other laws;

(xiv)	fees and expenses of any trade association of which the Trust may be a member;

(xv)	the cost and expense of maintaining the books and records of the Trust;

(xvi)	the expense of obtaining and maintaining a fidelity bond as required by Section 17(g) of the 1940 Act and the expense of obtaining and maintaining an errors and omissions policy;

(xvii)	interest payable on Trust borrowing;

(xviii)	allocable communications expenses with respect to investor services and all expenses of shareholders’ and Trustees meetings and of preparing, printing and mailing prospectuses, proxies and other reports to shareholders in the amount necessary for distribution to the shareholders;

(xix)	fees and expenses involved in registering and maintaining registrations of the Trust and of its shares with the SEC, registering the Trust with a broker or dealer and qualifying its
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shares under state securities laws, including the preparation and printing of the Trust’s registration statements and prospectuses for filing under federal and state securities laws for such purposes;

(xx)	expenses of issue, sale and repurchase of shares in the Trust, including expenses of conducting tender or repurchase offers for purposes of repurchasing Trust shares;

(xxi)	postage; and

(xxii)	any other costs and expenses incurred by the Adviser for Trust operations and activities.

4.	COMPENSATION.

For the services and facilities to be provided to the Trust by the Adviser as provided in Paragraph 2 hereof, the Trust shall pay the Adviser a fee at the annual rate of 1.75% of the quarterly value of the Trust’s Managed Assets (as such term is defined herein) not exceeding $150 million; 1.50% of the quarterly value of the Trust’s Managed Assets exceeding $150 million but not exceeding $500 million; and 1.25% of the quarterly value of the Trust’s Managed Assets exceeding $500 million. “Managed Assets” means the total assets of the Trust (including any assets attributable to borrowings for investment purposes) minus the sum of the Trust’s accrued liabilities (other than liabilities representing borrowings for investment purposes). The Trust shall pay such amounts quarterly, based on the quarterly value of the Trust’s Managed Assets, as determined on the last business day of each calendar quarter.

The Adviser may from time to time agree not to impose all or a portion of its fee otherwise payable under this Agreement and/or undertake to pay or reimburse the Trust for all or a portion of its expenses not otherwise required to be paid by or reimbursed by the Adviser. Unless otherwise agreed, any fee reduction or undertaking may be discontinued or modified by the Adviser at any time. For the calendar quarter and year in which this Agreement becomes effective or terminates, there will be an appropriate pro ration of any fee based on the number of days that the Agreement is in effect during such calendar quarter and year, respectively.

5.	BEST EFFORTS.

The Adviser hereby agrees to use its best judgment and efforts in rendering the advice and services with respect to the Trust as contemplated by this Agreement. The Adviser further agrees to use its best efforts in the furnishing of such advice and recommendations with respect to the Trust, in the preparation of reports and information, and in the management of the respective assets of the Trust, all pursuant to this Agreement.

6.	RELATIONS WITH TRUST.

Subject to and in accordance with the Declaration of Trust and By-Laws of the Trust and the Articles of Incorporation and By-Laws of the Adviser, respectively, it is understood (i) that Trustees, officers, agents and shareholders of the Trust are or may be interested in the Adviser (or any successor thereof) as directors, officers or otherwise; (ii) that directors, officers, agents and shareholders of the Adviser are or may be interested in the Trust as Trustees, officers shareholders or otherwise; and (iii) that the Adviser (or any such successor) is or may be interested in the Trust as a shareholder or otherwise and that the effect of any such adverse interests shall be governed by said Declaration of Trust and By-laws.

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7.	LIABILITY OF ADVISER AND OFFICERS AND TRUSTEES OF THE TRUST.

Neither the Adviser nor its officers, directors, employees, agents or controlling persons or assigns shall be liable for any error of judgment or law, or for any loss suffered by the Trust or its shareholders in connection with the matters to which this Agreement relates, except that no provision of this Agreement shall be deemed to protect the Adviser or such persons against any liability to the Trust or its shareholders to which the Adviser might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations and duties under this Agreement.

8.	DURATION AND TERMINATION OF THIS AGREEMENT.

This Agreement shall continue in effect for a period of two (2) years from the date hereof following shareholder approval, as necessary, and thereafter only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act and the rules thereunder and any applicable SEC or SEC staff guidance or interpretation. This Agreement shall continue in effect for a period of no more than one (1) year(s) from the date hereof in circumstances when shareholder approval is not required, and thereafter only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act and the rules thereunder and any applicable SEC or SEC staff guidance or interpretation. However, this Agreement may be terminated at any time, without the payment of any penalty, by the Trustees of the Trust or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Trust, or by the Adviser at any time, without the payment of any penalty, on not more than sixty (60) days’ nor less than thirty (30) days’ written notice to the other party. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

9.	PRIOR AGREEMENT SUPERSEDED.

This Agreement supersedes any prior agreement relating to the subject matter hereof between the parties.

10.	SERVICES NOT EXCLUSIVE.

The services of the Adviser to the Trust hereunder are not to be deemed exclusive, and the Adviser shall be free to render similar services to others and to engage in other activities.

11.	Limitations of Liability of the Trustees and Shareholders.

It is expressly acknowledged and agreed that the obligations of the Trust hereunder shall not be binding upon any of the shareholders, Trustees, officers, employees or agents of the Trust, personally, but shall bind only the trust property of the Trust, as provided in its Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust and signed by an officer of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in its Declaration of Trust.

12.	MISCELLANEOUS.

(a)	There are no third party beneficiaries to this Agreement.

(b)	This Agreement shall be governed by and construed in accordance with the laws of the State of New York.
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(c)	If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby

(d)	This Agreement may be amended in accordance with the 1940 Act, provided that any amendment, alteration, waiver or modification shall be in writing duly executed by the proper officials of the parties hereto, and no amendment to this Agreement shall be effective until approved by vote of the Board of Trustees of the Trust, including a majority of the Trustees who are not parties to this Agreement or interested persons of any such party.

13.	NAME OF TRUST.

The Trust agrees and acknowledges that the Adviser is the owner of the name and mark “Van Eck” and that all use of any designation comprised in whole or part of Van Eck (a “Van Eck Mark”) under this Agreement shall inure to the benefit of the Adviser. Upon termination of this Agreement for any reason, the Trust shall cease all use of any Van Eck Mark(s) as soon as reasonably practicable.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

VanEck coastland Online Finance FUND

Attest:	By:

VAN ECK ASSOCIATES CORPORATION

Attest:	By:
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